Summary Translation	Exhibit 4.55

Loan Agreement

Contract No.：2010JIYINDAIZIDI1010326

Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.
Lender：CITIC Shijiazhuang Branch
Signing Date：July 16, 2010
Loan Amount：RMB80,000,000

Length of maturity：From July 19, 2010 to July 19, 2011
Use of Loan：Working Capital
Loan Interest：5.31%
Date of Draft：July 19, 2010
Withdrawal Amount：RMB80,000,000
Payment Method：The principal shall be fully repaid with interest at the maturity date of the loan.
Repayment Date：July 19, 2011

Loan Guarantee：Mortgage Pledge Guarantee
- Hebei Chuangjie Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2010JIYINZUIQUANZHIDI1014378.